Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: July 18, 2013

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and six-month periods ended June 30, 2013.

SUMMARY:

•	Second quarter 2013 net income rose 15.4% compared to the same period in 2012 to $5.7 million or $.62 diluted earnings per share, the highest quarterly net income in the Company’s history.
•
Net income for the first six months of 2013 rose 15.3% compared to the same period in 2012 to $11.0 million or $1.20 diluted earnings per share, the highest first half net income in the Company’s history.

•	Net interest income, before provisions for loan losses, for the first six months of 2013 was $32.6 million compared with $26.2 million for the same period of 2012.
•	Non-interest income rose 22.3% to $14.3 million for the first six months of 2013 compared with $11.7 million for the same period of 2012.
•	Return on average assets was 1.29% for the second quarter of 2013 and 1.25% for the first six months of 2013.
•	Return on average common equity was 14.67% for the second quarter of 2013 and 14.31% for the first six months of 2013.
•	Total loans increased $27.9 million during the quarter and $120.5 million compared to June 30, 2012 to $1.1 billion at June 30, 2013.
•
Commercial loans increased $29.1 million during the quarter and $145.7 million compared to June 30, 2012 to $502.2 million at June 30, 2013, marking the first time in Horizon’s history that commercial loans surpassed the $500 million milestone.

•
Tangible book value per share decreased to $14.42 at June 30, 2013, compared to $14.64 and $14.81 at March 31, 2013 and June 30, 2012, respectively, reflecting the decrease in accumulated other comprehensive income and the increase in outstanding shares as a result of the Heartland acquisition.

•
Horizon Bank’s capital ratios, including Tier 1 Capital to Average Assets of 8.84% and Total Capital to Risk Weighted Assets of 13.22% as of June 30, 2013, continue to be well above the regulatory standards for well-capitalized banks.

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Pg. 2 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Craig M. Dwight, Chairman and CEO, commented: “Horizon Bancorp’s commitment to identifying and maximizing key revenue opportunities, combined with operational efficiency and productivity, continue to be evident in our earnings growth. Our strategy of generating a balanced revenue stream in a variety of economic scenarios, and the ability to respond to changing conditions, again proved its value.”

“The increase in interest rates impacted residential mortgage refinancings, mortgage warehousing volume and the gains generated from mortgage loan sales. At the same time, we capitalized on the improving housing market and business environment to grow purchase mortgage originations and commercial lending. Fiduciary activity continued to accelerate, as reflected in the 11.8% increase in trust fee income for the first six months of 2013 compared to the same period of 2012, and we believe this resulted from customers discovering the expert guidance we provide will maximize their investment returns in complex and volatile market conditions.”

Highlighting the Company’s balanced approach to building revenue, Dwight cited examples such as the 16.7% growth in residential mortgage originations to $232.9 million in the first half 2013 compared with $199.6 million in the first half 2012. This volume increase, he noted, was achieved despite less reliance on refinancing activity. Purchase mortgage originations represented 54.6% of total mortgage originations for the first half 2013 compared to 41.8% for the same period of 2012. In the month of June 2013, purchase mortgage originations accounted for 72.9% of all mortgage originations.

“Another highlight is the continued growth and strong revenue contribution from our commercial banking division.  Our Kalamazoo and Indianapolis business banking teams, in particular, continue to produce strong results.  Their success has not been from loan volume alone but also in developing full-service relationships with checking and deposit accounts, fee-generating merchant services and credit and debit cards. This comprehensive and relationship approach to banking has been a critical aspect of our success in building the commercial banking business.”

“We continue to support our commercial, consumer and mortgage lending activities with a solid and growing base of low-cost core deposits,” explained Dwight.  “Since our acquisition of Heartland Bancshares, Inc. in July of 2012, we have grown the Heartland deposit base by 11.0% to $234.4 million as of June 30, 2013 from $211.2 million in deposits acquired in the acquisition. I believe this growth reflects very positively on the success of the transition and the outstanding job our employees have done to create strong banking relationships with our customers.”

Non-interest bearing deposits increased 56.0% to $213.7 million at June 30, 2013 compared to $137.0 million at June 30, 2012, reflecting the growth in the number of small business banking relationships and the acquisition of Heartland, which had a significant number of business relationship customers. Interest bearing transaction accounts rose to $772.8 million at June 30, 2013 compared to $769.8 million at December 31, 2012 and $634.9 million at June 30, 2012.

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Pg. 3 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Income Statement Highlights

Net income for the second quarter of 2013 increased 15.4% to $5.7 million or $.62 diluted earnings per share, compared to $4.9 million or $.62 diluted earnings per share in the second quarter of 2012.  This represents the highest quarterly net income in the Company’s history.  In addition, diluted earnings per share during the second quarter of 2013 equaled the diluted earnings per share for the second quarter of 2012, which was the period prior to the Heartland acquisition in July of 2012.

Net income for the first six months of 2013 increased 15.3% to $11.0 million or $1.20 diluted earnings per share, compared to $9.5 million or $1.21 diluted earnings per share for the first six months of 2012.  This is the highest six months of net income in the Company’s history.

The Company’s net interest margin was 4.21% during the three-month period ended June 30, 2013, up 42 basis points from 3.79% for the three-month period ending June 30, 2012 and up 11 basis points from the three-month period ending March 31, 2013.  The increase in the margin during the second quarter of 2013 compared to the same period in 2012 was primarily due to the recognition of approximately $2.4 million of interest income from Heartland loan discounts being accreted and discounts recognized from loans paying off, along with a reduction in the rate paid on interest bearing liabilities.  Excluding the interest income recognized from the loan discounts, the margin would have been 3.61% for the three-month period ending June 30, 2013.  The net interest margin was 4.17% for the six months ending June 30, 2013, up from 3.84% for the same period in 2012. Excluding the interest income recognized from the loan discounts of $4.3 million for the first six months of 2013, the margin would have been 3.66% for the six-month period ending June 30, 2013.

Residential mortgage lending activity during the second quarter of 2013 generated $2.8 million in income from the gain on sale of mortgage loans, a decrease of $299,000 from the first quarter of 2013.  The origination volume in the second quarter of 2013 was similar to the first quarter of 2013, and the reduction in the gain on sale of mortgages was primarily due to the percentage earned on the sale of these loans.

Lending Activity

Total loans decreased by $73.0 million from $1.2 billion at December 31, 2012 to $1.1 billion at June 30, 2013 as mortgage warehouse loans decreased by $96.5 million, residential mortgage loans decreased by $7.1 million and consumer loans decreased by $11.2 million, partially offset by an increase in commercial loans of $41.8 million.

Commercial loans increased from $460.5 million at December 31, 2012 to $502.2 million at June 30, 2013.  Dwight noted the continued growth of the commercial loan portfolio, which resulted in the significant achievement of surpassing the $500 million milestone in commercial loan balances for the first time in the Company’s history, helped offset the decrease in the other loan portfolios.

The provision for loan losses was $729,000 for the second quarter of 2013, which was $520,000 higher than the provision for the same period of the prior year and $1.4 million less than the previous quarter. The higher provision for loan losses during the second quarter of 2013 compared

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Pg. 4 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

to the prior year was primarily related to organic loan growth.  The lower provision for loan losses during the second quarter of 2013 compared to the previous quarter was primarily due to the $1.4 million of additional loan loss provision expense experienced in the previous quarter relating to credit losses from certain Heartland loans that exceeded the loan discounts recorded at the time of the acquisition.  For the first six months of 2013, the provision for loan losses was $2.8 million, which was $2.0 million more than the provision for the same period of the prior year.

The ratio of the allowance for loan losses to total loans increased to 1.67% as of June 30, 2013 from 1.52% as of December 31, 2012.  The increase in the ratio was primarily due to the decrease in total loans outstanding of $73.0 million during the first six months of 2013.

Non-performing loans totaled $25.6 million as of June 30, 2013, up from $23.8 million as of December 31, 2012 and $20.8 million as of June 30, 2012.  Non-performing consumer loans increased $2.9 million from December 31, 2012, which was partially offset by a decrease of $1.9 million in non-performing commercial loans.  The increase in non-performing consumer loans from December 31, 2012 was primarily due to the addition of three large home equity lines of credit totaling $2.0 million, which have specific reserves included in the allowance for loan losses.  The increase from June 30, 2012 was due to the Heartland acquisition.  Excluding Heartland loans, non-performing loans totaled $19.5 million at June 30, 2013, an increase of $3.0 million from $16.5 million at December 31, 2012 and a decrease of $1.3 million from $20.8 million at June 30, 2012.  As a percentage of total loans, non-performing loans were 2.27% at June 30, 2013, up from 1.97% at December 31, 2012 and 2.07% at June 30, 2012.

At June 30, 2013, loans acquired in the Heartland acquisition represented $6.2 million in non-performing, $16.2 million in substandard and $728,000 in delinquent loans, which compares to $7.3 million in non-performing, $18.1 million in substandard and $3.4 million in delinquent loans represented at December 31, 2012.

Expense Management

Total non-interest expense was $5.4 million higher in the first six months of 2013 compared to the first six months of 2012 and $816,000 higher in the three-month period ending June 30, 2013 compared to the previous quarter.  Salaries and employee benefits increased $2.7 million in the first six months of 2013 compared to the same period in 2012 and increased $217,000 in the second quarter of 2013 compared to the previous quarter.  The increase over the previous year was primarily the result of changes to annual merit pay, employee benefits costs, commissions earned, bonus accruals and Horizon’s investment in growth markets.  In addition, some of the increase in the first six months of 2013 compared to the first six months of 2012 was also related to the Heartland acquisition.

Dwight concluded: “Our managers and employees continue to do an excellent job of identifying opportunities to win new customers and expand relationships with current Horizon clients. We believe our financial performance reflects the fact that our advisors have been able to meet and exceed customer expectations time and again, even in a far from robust economy.  We continue

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Pg. 5 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

looking for opportunities to build on this momentum and expand our footprint. During the second quarter, we entered into an agreement to purchase land in Carmel, Indiana, a vibrant community and business center north of Indianapolis, with plans to establish a full-service office.  We also plan to expand our Indianapolis loan production office into a full-service branch in 2013 and have added new loan officers to serve our Lake County, Indiana market.”

“Navigating today’s economic and regulatory conditions demands sharp focus and opportunistic action. We are maintaining that focus to achieve our goals for growth, financial performance and generating value for our shareholders.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Balance sheet:
Total assets	$1,785,907	$1,734,250	$1,848,227	$1,846,776	$1,563,265
Investment securities	492,363	482,086	482,801	503,804	441,715
Commercial loans	502,230	473,102	460,471	447,414	356,549
Mortgage warehouse loans	154,962	143,609	251,448	244,233	215,478
Residential mortgage loans	182,610	191,347	189,714	176,553	156,675
Consumer loans	277,864	281,710	289,084	286,848	268,437
Earning assets	1,638,923	1,594,292	1,700,595	1,690,348	1,460,544
Non-interest bearing deposit accounts	213,700	217,197	209,200	211,935	136,979
Interest bearing transaction accounts	772,790	777,973	769,822	767,202	634,907
Time deposits	310,766	319,893	315,131	327,834	273,903
Borrowings	282,837	208,899	345,764	333,150	339,880
Subordinated debentures	32,409	32,370	32,331	32,282	30,722
Common stockholders' equity	147,665	149,777	146,468	143,362	118,112
Total stockholders’ equity	160,165	162,277	158,968	155,862	130,612

Income statement:	Three months ended
Net interest income	$16,575	$16,010	$17,003	$14,999	$13,006
Provision for loan losses	729	2,084	1,715	1,041	209
Non-interest income	6,849	7,460	7,924	7,710	6,555
Non-interest expenses	14,795	13,979	15,844	14,840	12,180
Income tax expense	2,235	2,096	2,198	1,978	2,262
Net income	5,665	5,311	5,170	4,850	4,910
Preferred stock dividend	(96)	(146)	(156)	(63)	(106)
Net income available to common shareholders	$5,569	$5,165	$5,014	$4,787	$4,804

Per share data:
Basic earnings per share	$0.65	$0.60	$0.58	$0.56	$0.65
Diluted earnings per share	0.62	0.58	0.56	0.54	0.62
Cash dividends declared per common share	0.10	0.10	0.10	0.10	0.09
Book value per common share	17.14	17.38	17.00	16.64	15.88
Tangible book value per common share	14.42	14.64	14.23	13.85	14.81
Market value - high	20.45	20.87	19.68	19.08	17.73
Market value - low	$18.97	$19.10	$16.54	$16.75	$11.76
Weighted average shares outstanding - Basic	8,617,466	8,617,466	8,617,466	8,503,475	7,434,537
Weighted average shares outstanding - Diluted	8,974,103	8,980,655	8,964,315	8,838,659	7,728,519

Key ratios:
Return on average assets	1.29%	1.23%	1.13%	1.09%	1.31%
Return on average common stockholders' equity	14.67	14.11	13.70	13.96	16.43
Net interest margin	4.21	4.10	4.16	3.79	3.79
Loan loss reserve to total loans	1.67	1.78	1.52	1.58	1.83
Non-performing loans to loans	2.27	2.16	1.97	2.05	2.07
Average equity to average assets	9.34	9.16	8.71	8.45	8.61
Bank only capital ratios:
Tier 1 capital to average assets	8.84	8.66	8.22	8.57	8.74
Tier 1 capital to risk weighted assets	11.97	12.52	11.17	11.58	12.01
Total capital to risk weighted assets	13.22	13.78	12.42	12.83	13.27

Loan data:
Substandard loans	$50,216	$53,203	$52,114	$57,079	$35,636
30 to 89 days delinquent	4,083	5,717	6,742	8,351	3,773

90 days and greater delinquent - accruing interest	$122	$2	$54	$109	$13
Trouble debt restructures - accruing interest	5,086	4,637	3,702	2,981	3,092
Trouble debt restructures - non-accrual	6,586	6,784	6,649	5,061	2,786
Non-accrual loans	13,855	12,293	13,374	15,887	14,925
Total non-performing loans	$25,649	$23,716	$23,779	$24,038	$20,816

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	June 30
	2013	2012
Balance sheet:
Total assets	$1,785,907	$1,563,265
Investment securities	492,363	441,715
Commercial loans	502,230	356,549
Mortgage warehouse loans	154,962	215,478
Residential mortgage loans	182,610	156,675
Consumer loans	277,864	268,437
Earning assets	1,638,923	1,460,544
Non-interest bearing deposit accounts	213,700	136,979
Interest bearing transaction accounts	772,790	634,907
Time deposits	310,766	273,903
Borrowings	282,837	339,880
Subordinated debentures	32,409	30,722
Common stockholders' equity	147,665	118,112
Total stockholders’ equity	160,165	130,612

Income statement:	Six months ended
Net interest income	$32,585	$26,204
Provision for loan losses	2,813	768
Non-interest income	14,309	11,697
Non-interest expenses	28,774	23,340
Income tax expense	4,331	4,270
Net income	10,976	9,523
Preferred stock dividend	(242)	(263)
Net income available to common shareholders	$10,734	$9,260

Per share data:
Basic earnings per share	1.25	$1.25
Diluted earnings per share	1.20	1.21
Cash dividends declared per common share	0.20	0.17
Book value per common share	17.14	15.88
Tangible book value per common share	14.42	14.81
Market value - high	20.87	17.73
Market value - low	$18.97	$11.53
Weighted average shares outstanding - Basic	8,617,466	7,428,699
Weighted average shares outstanding - Diluted	8,977,408	7,674,273

Key ratios:
Return on average assets	1.25%	1.27%
Return on average common stockholders' equity	14.31	16.13
Net interest margin	4.17	3.84
Loan loss reserve to total loans	1.67	1.83
Non-performing loans to loans	2.27	2.07
Average equity to average assets	9.25	8.46
Bank only capital ratios:
Tier 1 capital to average assets	8.84	8.76
Tier 1 capital to risk weighted assets	11.97	12.03
Total capital to risk weighted assets	13.22	13.29

Loan data:
Substandard loans	$50,216	$35,636
30 to 89 days delinquent	4,083	3,773

90 days and greater delinquent - accruing interest	$122	$13
Trouble debt restructures - accruing interest	5,086	3,092
Trouble debt restructures - non-accrual	6,586	2,786
Non-accrual loans	13,855	14,925
Total non-performing loans	$25,649	$20,816

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012

Commercial	$7,526	$9,166	$7,771	$8,058	$7,766
Real estate	3,734	3,477	3,204	2,974	2,946
Mortgage warehousing	1,610	1,603	1,705	1,716	1,695
Consumer	6,010	5,319	5,590	5,820	5,967
Unallocated	-	-	-	-	-
Total	$18,880	$19,565	$18,270	$18,568	$18,374

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012

Commercial	$700	$347	$1,326	$333	$278
Real estate	411	140	143	205	113
Mortgage warehousing	-	-	-	-	-
Consumer	303	302	544	309	856
Total	$1,414	$789	$2,013	$847	$1,247

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012

Commercial	$9,465	$10,055	$10,693	$11,579	$8,797
Real estate	9,366	8,947	9,155	8,833	8,594
Mortgage warehousing	-	-	-	-	-
Consumer	6,818	4,714	3,931	3,626	3,425
Total	$25,649	$23,716	$23,779	$24,038	$20,816

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012

Commercial	$629	$957	$1,337	$1,867	$688
Real estate	429	745	1,228	716	338
Mortgage warehousing	-	-	-	-	-
Consumer	37	52	11	72	43
Total	$1,095	$1,754	$2,576	$2,655	$1,069

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2013			June 30, 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$5,690	$3	0.21%	$1,348	$1	0.30%
Interest-earning deposits	10,289	5	0.19%	1,908	1	0.21%
Investment securities - taxable	369,382	2,039	2.21%	349,118	2,244	2.59%
Investment securities - non-taxable (1)	131,474	1,024	4.53%	105,822	950	5.01%
Loans receivable (2)(3)(4)	1,109,345	16,906	6.12%	961,174	13,327	5.58%
Total interest-earning assets (1)	1,626,180	19,977	5.05%	1,419,370	16,523	4.79%

Noninterest-earning assets
Cash and due from banks	23,544			15,913
Allowance for loan losses	(19,572)			(19,295)
Other assets	133,658			95,472

	$1,763,810			$1,511,460

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,091,285	$1,445	0.53%	$924,464	$1,526	0.66%
Borrowings	240,681	1,456	2.43%	278,357	1,519	2.19%
Subordinated debentures	32,172	501	6.25%	31,446	472	6.04%
Total interest-bearing liabilities	1,364,138	3,402	1.00%	1,234,267	3,517	1.15%

Noninterest-bearing liabilities
Demand deposits	218,433			133,848
Accrued interest payable and other liabilities	16,492			13,269
Shareholders' equity	164,747			130,076

	$1,763,810			$1,511,460

Net interest income/spread		$16,575	4.05%		$13,006	3.64%

Net interest income as a percent of average interest earning assets (1)			4.21%			3.79%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2013			June 30, 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$9,171	$10	0.22%	$3,340	$4	0.24%
Interest-earning deposits	8,920	9	0.20%	2,159	2	0.19%
Investment securities - taxable	372,394	4,050	2.19%	346,645	4,554	2.64%
Investment securities - non-taxable (1)	126,758	1,991	4.95%	106,857	1,930	5.19%
Loans receivable (2)(3)(4)	1,113,770	33,346	6.05%	956,701	26,859	5.65%
Total interest-earning assets (1)	1,631,013	39,406	5.02%	1,415,702	33,349	4.86%

Noninterest-earning assets
Cash and due from banks	23,780			15,849
Allowance for loan losses	(19,124)			(19,355)
Other assets	134,689			95,986

	$1,770,358			$1,508,182

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,102,991	$2,925	0.53%	$916,889	$3,165	0.69%
Borrowings	242,364	2,904	2.42%	285,981	3,038	2.14%
Subordinated debentures	32,265	992	6.20%	31,446	942	6.02%
Total interest-bearing liabilities	1,377,620	6,821	1.00%	1,234,316	7,145	1.16%

Noninterest-bearing liabilities
Demand deposits	211,568			132,813
Accrued interest payable and other liabilities	17,384			13,387
Shareholders' equity	163,786			127,666

	$1,770,358			$1,508,182

Net interest income/spread		$32,585	4.02%		$26,204	3.69%

Net interest income as a percent of average interest earning assets (1)			4.17%			3.84%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	June 30	December 31
	2013	2012
	(Unaudited)
Assets
Cash and due from banks	$31,735	$30,735
Investment securities, available for sale	482,453	482,801
Investment securities, held to maturity	9,910	-
Loans held for sale	14,710	13,744
Loans, net of allowance for loan losses of $18,880 and $18,270	1,098,786	1,172,447
Premises and equipment	43,362	42,184
Federal Reserve and Federal Home Loan Bank stock	14,184	13,333
Goodwill	19,748	19,748
Other intangible assets	3,667	4,048
Interest receivable	7,749	7,716
Cash value life insurance	35,701	35,192
Other assets	23,902	26,279
Total assets	$1,785,907	$1,848,227
Liabilities
Deposits
Non-interest bearing	$213,700	$209,200
Interest bearing	1,083,556	1,084,953
Total deposits	1,297,256	1,294,153
Borrowings	282,837	345,764
Subordinated debentures	32,409	32,331
Interest payable	931	560
Other liabilities	12,309	16,451
Total liabilities	1,625,742	1,689,259
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares
Series B shares $.01 par value, $1,000 liquidation value
Issued 12,500 shares	12,500	12,500
Common stock, no par value
Authorized, 22,500,000 shares
Issued, 8,693,471 shares
Outstanding, 8,617,466 shares	-	-
Additional paid-in capital	32,108	31,965
Retained earnings	114,398	105,402
Accumulated other comprehensive income	1,159	9,101
Total stockholders’ equity	160,165	158,968
Total liabilities and stockholders’ equity	$1,785,907	$1,848,227

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$16,906	$13,327	$33,346	$26,859
Investment securities
Taxable	2,047	2,246	4,069	4,560
Tax exempt	1,024	950	1,991	1,930
Total interest income	19,977	16,523	39,406	33,349
Interest Expense
Deposits	1,445	1,526	2,925	3,165
Borrowed funds	1,456	1,519	2,904	3,038
Subordinated debentures	501	472	992	942
Total interest expense	3,402	3,517	6,821	7,145
Net Interest Income	16,575	13,006	32,585	26,204
Provision for loan losses	729	209	2,813	768
Net Interest Income after Provision for Loan Losses	15,846	12,797	29,772	25,436
Non-interest Income
Service charges on deposit accounts	988	763	1,901	1,475
Wire transfer fees	203	213	393	395
Interchange fees	1,060	714	1,926	1,342
Fiduciary activities	1,047	982	2,187	1,957
Gain on sale of investment securities (includes $0 and $368 for the three and six months ended 2013 and $0 for the three and six months ended 2012, respectively, related to accumulated other comprehensive earnings reclassifications)	-	-	368	-
Gain on sale of mortgage loans	2,807	3,411	5,913	5,685
Mortgage servicing income net of impairment	302	170	465	260
Increase in cash value of bank owned life insurance	257	235	509	460
Other income	185	67	647	123
Total non-interest income	6,849	6,555	14,309	11,697
Non-interest Expenses
Salaries and employee benefits	7,721	6,539	15,225	12,502
Net occupancy expenses	1,295	976	2,606	2,030
Data processing	818	603	1,418	1,129
Professional fees	454	583	953	1,117
Outside services and consultants	486	526	1,198	997
Loan expense	1,402	866	2,516	1,568
FDIC insurance expense	268	250	551	507
Other losses	163	162	91	192
Other expenses	2,188	1,675	4,216	3,298
Total non-interest expenses	14,795	12,180	28,774	23,340
Income Before Income Tax	7,900	7,172	15,307	13,793
Income tax expense (includes $0 and $129 for the three and six months ended 2013 and $0 for the three and six months ended 2012, respectively, related to income tax expense from reclassification items)	2,235	2,262	4,331	4,270
Net Income	5,665	4,910	10,976	9,523
Preferred stock dividend and discount accretion	(96)	(106)	(242)	(263)
Net Income Available to Common Shareholders	$5,569	$4,804	$10,734	$9,260
Basic Earnings Per Share	$0.65	$0.65	$1.25	$1.25
Diluted Earnings Per Share	0.62	0.62	1.20	1.21